Exhibit 10.01
ACQUISITION AGREEMENT
AMONG
PROLINK HOLDINGS CORP.
as Buyer
ELUMINA IBERICA, S.A.,
ELUMINA IBERICA UK LIMITED,
GP ADS, S.L..
and
GP ADS LTD
as the Companies
and
KEVIN CLARKE
and
MARK SMART
as the Shareholders

ACQUISITION AGREEMENT
THIS ACQUISITION AGREEMENT (this “Agreement”) is executed and delivered as of September 14, 2007, among PROLINK HOLDINGS CORP., a Delaware corporation (“Buyer”), ELUMINA IBERICA, S.A., a sociedad anónima organized under the laws of Spain (“Elumina Spain”), ELUMINA IBERICA UK LIMITED, a limited company organized under the laws of the United Kingdom (“Elumina UK”), GP ADS, S.L., a sociedad de responsabilidad limitada organized under the laws of Spain (“GP Ads”) and GP ADS LTD, a limited company organized under the laws of the United Kingdom (“GP UK” and collectively with Elumina Spain, Elumina UK and GP Ads, the “Companies”), and KEVIN CLARKE and MARK SMART (each a “Shareholder” and collectively, the “Shareholders”), being the sole shareholders and owners of the Companies.
RECITALS
A. Elumina Spain is the franchise owner and distributor for Europe, including the United Kingdom, and the Middle East, of the ProLink GPS System, Elumina UK is the subsidiary of Elumina Spain, GP Ads is the advertising arm of Elumina Spain and Elumina UK with the specific goal of establishing a network to promote the advertising opportunities available on the ProLink GPS System in the same regions and GP UK is a subsidiary of GP Ads (together, the “Businesses”).
B. The Shareholders in the aggregate own (i) all of the options and warrants to acquire shares of capital stock or other equity interests of the Companies and (ii) all of the issued and outstanding shares of capital stock and other ownership interests of the Companies (collectively, the “Securities”).
C. Buyer desires to purchase and acquire all of the Securities from the Shareholders, and the Shareholders desire to sell all of the Securities to Buyer in exchange for a number of Buyer shares, as described herein.
D. The Board of Directors of Buyer deems it advisable and in the best interest of its stockholders to enter into this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Certain Defined Terms. Capitalized terms shall have the meanings assigned to them in Exhibit A.

ARTICLE 2
SALE AND PURCHASE OF THE SECURITIES
2.1 Transfer of the Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.6), Buyer agrees to purchase and accept delivery from each Shareholder, and each Shareholder agrees to sell, assign, transfer and deliver to Buyer, all of the Securities free and clear of all Encumbrances.
2.2 Purchase Price. Subject to Sections 2.4 and 2.5, the aggregate purchase price for the Securities being purchased by Buyer pursuant to this Agreement shall be an amount of up to 37,000,000 shares of common stock of Buyer (the “Purchase Price”), payable as follows:
2.2.1 28,000,000 shares of common stock of Buyer (the “Elumina Shares”), to be allocated as set forth on Exhibit B, for the Securities to be delivered at Closing;
2.2.2 8,000,000 shares of common stock of Buyer (the “Net Profits Shares”) to the Escrow Agent (as defined in Section 6.1.6), to be delivered and held pursuant to the terms and provisions of Section 2.4;
2.2.3 2,000,000 shares of common stock of Buyer (the “Holdback Shares” and collectively with the Elumina Shares, the Net Profits Shares and the Earn-Out Shares, the “Shares”) to be delivered to the Escrow Agent at Closing.
2.3 Apart from the purchase price, Buyer obliges to rise 1,000,000 PROLINK’s shares for the benefit of Elumina’s employees to be distributed when and in the way the Shareholders may decide to its sole discretion upon completion of any legal duty or requirement
2.4 Ern-out bonus.- 5,000,000 shares of common stock of Buyer (the “Earn-Out Shares”) to be delivered in accordance with the terms and provisions of Section 2.5; and
2.5 Holdback.
2.5.1 Escrow Agent shall retain the Holdback Shares for a period of 12 months after the Closing (the “Holdback Period”) as security for the Companies’ and each Shareholder’s representations, warranties and indemnification obligations to Buyer under this Agreement. If Buyer determines that either Company or any Shareholder has breached a representation or warranty or that Buyer is entitled to indemnification under this Agreement, then Buyer may instruct Escrow Agent to deduct an equitable amount of shares (based on the Fair Market Value of the shares as defined below) from the Holdback Shares for such purposes. Buyer shall not be entitled to make a claim for any Holdback Shares until the aggregate amount of all claims for losses related to the Companies’ and each Shareholder’s representations, warranties and indemnification obligations to Buyer under this Agreement exceeds Twenty Five Thousand Dollars ($25,000) (the “Basket”). In the event that the aggregate amount of such losses exceeds the Basket, then Buyer shall be entitled to recover Holdback Shares to satisfy the amount of all such losses, including the Basket. The Escrow Agreement shall govern the form of the notice and the procedures for resolving any dispute regarding the amount of the Holdback Shares that Buyer proposes to retain. For the purposes of this Agreement, the “Fair Market

Value” per Share shall be deemed to be the average of the closing trading prices of Buyer’s common stock on the principal securities exchange, as determined by Buyer’s Board of Directors acting reasonably, on which such common stock may at the time be listed, or if there have been no sales on any such exchange on any such day, the average of the bid and ask prices at the end of such day, or if Buyer’s common stock is not listed, the average of the high and low prices on such day on an over-the-counter market as reported by NASDAQ or any other recognized quotation agency, in each such case averaged over the period of 20 consecutive trading days prior to the two trading days preceding the date as of which “Fair Market Value” is being determined; provided, however, that in no event shall the price per Share at any given time be less than the closing price per Share on the date of the Closing.
2.5.2 The amount of the Holdback Shares allocated to each Shareholder shall be as set forth on Exhibit B (“Shareholder Holdback Shares”).
2.5.3 On or before the last day of the Holdback Period, Buyer shall instruct Escrow Agent to either issue the Shareholder Holdback Shares to the Shareholders or notify each Shareholder of the amount of shares that Buyer believes it is entitled to retain from the Holdback Shares. The Escrow Agreement shall govern the form of the notice and the procedures for resolving any dispute regarding the amount of the Holdback Shares that Buyer proposes to retain.
2.5.4 Buyer acknowledges and agrees that the Holdback Shares shall act as a cap on the Companies’ and the Shareholders’ indemnification obligations and their liability for a breach of their representations and warranties under this Agreement, provided, however, that the Holdback Shares shall not act as a cap on any liability arising from (a) the adjustment provision of Section 2.4, (b) the representations and warranties in Sections 3.1, 3.2, 3.27, 4.1, 4.2 or 4.4, (c) any liability with respect to any dispute or claim involving Ian Bailey, (d) any liability with respect to any dispute or claim involving Elumina France with respect to its claim of ownership in the Companies, (e) any liability with respect to any dispute or claim involving Kevin Clarke’s undertaking with the Secretary of State in 2002 or (f) fraud.
2.6 Net Profits Adjustment.
2.6.1 Escrow Agent shall retain the Net Profits Shares, pursuant to the Net Profits Escrow Agreement (as defined in Section 6.1.6) as security for the adjustment provision set forth in this Section 2.4. On the 30th day after Buyer’s audited financial statements for the 2008 fiscal year are completed (the “Adjustment Date”), the Buyer shall deliver to the Shareholders a statement showing the after-tax net profit (as determined according to Generally Accepted Accounting Principles (“GAAP”)) derived from the Companies from January 1, 2008 through December 31, 2008 (the “Interim Period”).
2.6.2 On the Adjustment Date, the Shareholders shall forfeit (a) one hundred percent (100%) of the Net Profits Shares if the after-tax net profit derived from the Companies during the Interim Period equals an amount less than $4,500,000, (b) fifty percent (50%) of the Net Profits Shares if the after-tax net profit derived from the Companies during the Interim Period equals an amount between $4,500,000 and $5,499,999.99, (c) twenty-five percent (25%) of the Net Profits Shares if the after-tax net profit derived from the Companies during the Interim

Period equals an amount between $5,500,000 and $6,499,999.99, and (d) none of the Net Profits Shares if the after-tax net profit derived from the Companies during the Interim Period equals an amount of $6,500,000 or greater. If the Shareholders dispute the amount of Net Profits Shares to be forfeited, if any, they shall have the right, upon written notice to the Buyer within 30 days of the delivery of the profits statement, to inspect the books and records of the Companies and the calculation of such shortfall. If, after such review, Shareholders continue to dispute the amount of the shortfall, the Shareholders shall notify Buyer in writing of the amount to which it believes they should pay. Buyer and the Shareholders shall work in good faith to resolve the dispute. If they are unable to do so within 30 days of Shareholders’ written notice to Buyer, then the parties shall follow the dispute resolution procedures set forth in the Net Profits Escrow Agreement. The Net Profits Escrow Agreement shall govern the form of the notice and the procedures for resolving any dispute regarding the amount of the Net Profits Shares.
2.4.3 Notwithstanding anything to the contrary set forth herein, any adjustment pursuant to this Section 2.4 by forfeiture of the Net Profits Shares shall not occur following a Change in Control prior to December 31, 2008. “Change in Control” as used herein shall mean (a) the transfer, directly or indirectly, of securities of Buyer representing seventy percent (51%) or more of the total voting power represented by Buyer’s then outstanding voting securities pursuant to a transaction or a series of related transactions, (b) a merger or consolidation of Buyer whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of Buyer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least seventy percent (51%) of the total voting power represented by the voting securities of Buyer or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (c) the sale or disposition by Buyer of all or substantially all of Buyer’s assets in one transaction or a series of related transactions.
2.7 Earn-Out Shares.
2.5.1 The Shareholders shall be entitled to receive an additional 5,000,000 shares of common stock of Buyer (the “Earn-Out Shares”) if (i) during the period from January 1, 2009 to December 31, 2009 (the “Earn-Out Period”), net earnings before taxes of Buyer on a consolidated basis are at least equal to $10,000,000, (ii) during the Earn-Out Period, the gross revenue received for advertising by Buyer on a consolidated basis is at least equal to $15,000,000 (each of (i) and (ii), an “Earn-Out Requirement”), or (iii) a Change in Control occurs on or after May 1, 2008 but prior to December 31, 2009.
2.5.2 Within 90 days after the last business day of the Earn-Out Period, Buyer shall deliver to the Shareholders a worksheet (the “Earn-Out Worksheet”) prepared by Buyer’s independent public accountants or Buyer’s Chief Financial Officer (or his designee), setting forth Buyer’s determination of net earnings before taxes of Buyer on a consolidated basis and the gross revenue received for advertising by Buyer on a consolidated basis, accompanied by the Earn-Out Shares if an Earn-Out Requirement has been met based on Buyer’s calculations. The Shareholders shall have the right, once and at their expense, at reasonable times and upon reasonable notice, to have one representative (the “Sellers’ Representative”) examine, the books and records of Buyer to determine whether the Earn-Out Worksheet is accurate.

2.5.3 In the event that the Shareholders dispute any amounts reflected on the Earn-Out Worksheet, Sellers’ Representative shall notify Buyer in writing, within 20 days after the delivery of the Earn-Out Worksheet (the “Notice Period”), setting forth the amount, nature and basis of the dispute. Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such dispute. Upon their failure to do so, Sellers’ Representative and Buyer shall within 10 days from the end of such 10 day period jointly engage an independent accountant (the “Earn-Out Accountants”). The Earn-Out Accountants shall be engaged jointly by Buyer and Sellers’ Representative to decide the dispute with respect to the Earn-Out Worksheet within 30 days from its appointment; such decision to be communicated to both parties in writing. The decision of the Earn-Out Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. The fees and expenses of such accounting firm shall be borne one-half by Buyer and one-half by Sellers’ Representative. If so determined by the Earn-Out Accountants, Buyer shall deliver the Earn-Out Shares to the Shareholders within five business days of the Earn-Out Accountants final and binding decision.
2.5.4 Notwithstanding anything to the contrary set forth herein, in the event that a Change in Control occurs prior to May 1, 2008, any and all rights of the Shareholders with respect to receipt of the Earn-Out Shares shall terminate and the Shareholders shall cease to have any claim to the Earn-Out Shares pursuant to this Agreement.
2.8 Closing. The closing of the sale and purchase of the Securities (the “Closing”) shall take place at a time and on a date to be specified by the parties (the date upon which the Closing actually takes place being referred to herein as the “Closing Date”) as soon as possible after the satisfaction or waiver of the conditions to close set forth in Article 9 and Article 10, but, except as otherwise provided herein, no later than November 30, 2007. The Closing will be held at the offices of the Notary of the Buyer (the “Notary”), unless another place is agreed to in writing by the parties, and this Agreement [together with all Exhibits and Schedules] will be incorporated in the Public Deed of Purchase and Sale. At the Closing, the parties to this Agreement will do those things set out in the contract and grant those documents and agreements that integrate the whole transaction, which will be deemed to happen simultaneously in a single act (unidad de acto). The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date. The Notary’s fees will be shared equally by the Shareholders and Buyer.
2.9 Tax. The parties to this Agreement declare that the sale and purchase of the securities hereunder constitutes a “special non monetary contribution” or “aportación no dineraria especial” under article 94 of the Spanish Law on the Corporate Income Tax (approved by Royal Decree-Legislative 4/2004, of March 5th). Considering the above, the parties opt, hereby, for the application to the present “special non monetary contribution” of the special tax regime regulated in Chapter VIII of Title VII of the Spanish Law on the Corporate Income Tax

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANIES
The following representations and warranties shall apply to the Companies and the Subsidiaries (as hereafter defined) as of the date of this Agreement and to each Shareholder as of the Closing Date. The Companies represent and warrant to Buyer that the statements contained in this Article 3, except as set forth in each of the Disclosure Schedules, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article 3. The Shareholders represent and warrant to Buyer that the statements contained in Article 3 and Article 4, except as set forth in each of the Disclosure Schedules, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article 3 and Article 4). For purposes of this Agreement, all representations and warranties of the Companies or with respect to the Businesses shall be deemed to include the business of Elumina UK as conducted prior to the formation of Elumina UK. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless (a) the representation or warranty has to do with the existence of the document or other item itself or (b) the Disclosure Schedule identifies the exception with particularity (such as with a cross-reference to a section in a disclosed agreement) and summarizes the relevant facts in reasonable detail.
Wherever a representation or warranty in this Agreement is qualified as having been made “to the best of the Companies’ or the Shareholders’ Knowledge,” such phrase shall mean the knowledge of any officer or director of either Elumina Spain, Elumina UK, GP UK or GP Ads or one or both Shareholders, after reasonable inquiry.
2.10 Due Organization and Qualification of the Companies. The Companies are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and have the power and lawful authority under applicable Laws to own, lease and operate their respective assets and properties and to carry on the Businesses. Schedule 3.l separately sets forth the names of all of the countries where the Companies transact business. Except as set forth on Schedule 3.1, the Companies do not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. The Companies do not own or lease property in any country other than the countries set forth on Schedule 3.1. Except as set forth on Schedule 3.1, the Companies do not have and have not conducted their respective Businesses by or through any division or Affiliate or under any fictitious, assumed or other name other than the names of the Companies.
2.11 Capitalization.
2.11.1 Authorized Capital Stock of Elumina Spain. Elumina Spain is authorized to issue 63,000 shares of common stock, par value 1 Euro per share (the “Elumina Spain Common Stock”), all of which are issued and outstanding. No other class of capital stock of Elumina Spain is authorized or outstanding. All of the capital stock, options, warrants and/or any other securities convertible or exercisable into capital stock (the “Convertible Securities”) of Elumina Spain are held of record and beneficially owned by the Shareholders. Immediately following the Closing, Buyer will own all of the outstanding equity of Elumina Spain. Except as set forth on Schedule 3.2.1, all of the issued and outstanding shares of capital stock of Elumina Spain have been duly authorized, are validly issued, fully paid, nonassessable and have not been issued in violation of any applicable Laws. As of the Closing, all outstanding Securities, including the Convertible Securities, of Elumina Spain shall have been purchased by Buyer.
2.11.2 Authorized Capital Stock of Elumina UK. Elumina UK is authorized to issue 100 shares of common stock, par value £1 per share (the “Elumina UK Common Stock”), all of which are issued and outstanding. No other class of capital stock of Elumina UK is authorized or outstanding. All of the Convertible Securities of Elumina UK are held of record and beneficially by the Shareholders. Immediately following the Closing, Buyer will own all of the outstanding equity of Elumina UK. Except as set forth on Schedule 3.2.2, all of the issued and outstanding shares of capital stock of Elumina UK have been duly authorized, are validly issued, fully paid, nonassessable and have not been issued in violation of any applicable Laws. As of the Closing, all outstanding Securities, including the Convertible Securities, of Elumina UK shall have been purchased by Buyer.
2.11.3 Authorized Capital Stock of GP Ads. GP Ads is authorized to issue 501 participaciones sociales, par value 6.01 Euros per share (the “GP Ads Common Stock”). No other class of capital stock of GP Ads is authorized or outstanding. All of the capital stock of GP Ads is held of record and beneficially owned by the Shareholders. Immediately following the Closing, Buyer will own all of the outstanding equity of GP Ads. All of the issued and outstanding shares of capital stock of GP Ads have been duly authorized, are validly issued, fully paid, nonassessable and have not been issued in violation of any applicable Laws. As of the Closing, all outstanding Securities, including the Convertible Securities, of GP Ads shall have been purchased by Buyer.
2.11.4 Authorized Capital Stock of GP UK. GP UK is authorized to issue 2 shares of common stock, par value £1 per share (the “GP UK Common Stock”), all of which are issued and outstanding. No other class of capital stock of GP UK is authorized or outstanding. All of the Convertible Securities of GP UK are held of record and beneficially by the Shareholders. Immediately following the Closing, Buyer will own all of the outstanding equity of GP UK. Except as set forth on Schedule 3.2.4, all of the issued and outstanding shares of capital stock of GP UK have been duly authorized, are validly issued, fully paid, nonassessable and have not been issued in violation of any applicable Laws. As of the Closing, all outstanding Securities, including the Convertible Securities, of GP UK shall have been purchased by Buyer.
2.11.5 Subsidiaries. Except as set forth in Schedule 3.2.5, the Companies have no subsidiaries or other equity interest in any other entity or any interest in any joint venture (such subsidiaries or interests referred to herein individually as a “Subsidiary” and collectively, as “Subsidiaries”). Each Subsidiary of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of the Companies has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Companies have delivered to Buyer true, complete and correct copies of the organizational documents of each Subsidiary, each as amended to date. No Subsidiary is in default under or in violation of any provision of its organizational documents. All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Companies are: (a) duly authorized, validly issued, fully paid and non-assessable; (b) owned by the Companies, as applicable, free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever; and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Companies or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.
2.12 Stockholder Agreements. There are no voting trusts or other agreements or understandings with respect to the voting of the Securities to which the Shareholders or the Companies are a party or bound.
2.13 Organizational Documents. Copies of each Company’s organizational documents and all amendments thereto have been delivered to Buyer and are true, correct and complete. The minute books of the Companies contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors or similar governing bodies (and any committees thereof) and of the stockholders of the Companies since their respective dates of incorporation and such minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books of each of the Companies are true and complete in all material respects. Each of the Companies has complied and continues to comply with applicable legislation on keeping the commercial books and drawing up and filing the annual accounts. These books are up to date and are kept in the offices of each Company, and each of the Companies holds the papers supporting the entries in its books. The current articles of association/by-laws of each of the Companies are those attached as Schedule 3.4. No resolution has been taken to change any of the above mentioned articles of association/by-laws. No general or special power of attorney (poderes generales o especiales de representación) has been given by any Company, other than those listed in Schedule 3.4. No dividend which remains outstanding has been approved by any Company.
2.14 Financial Statements.
2.14.1 Attached to Schedule 3.5.1 are the audited consolidated financial statements of each of the Companies and the Subsidiaries for the period ending December 31, 2004, the audited consolidated financial statements of each of the Companies for the period ending December 31, 2005, the audited consolidated financial statements of each of the Companies for the period ending December 31, 2006, and the financial statements of each of the Companies for the period ending June 30, 2007 (the “Interim Financial Statements”), including the balance sheets, statements of income and retained earnings and statements of cash flows for the periods then ending, and including related notes, if any (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all respects and fairly present the financial condition of each of the Companies and its Subsidiaries as of the dates thereof and the results of operations and cash flow of each of the Companies and its Subsidiaries for the periods indicated.

2.14.2 Schedule 3.5.2 fairly and accurately summarizes the accounting principles used by the Companies in the preparation of the Financial Statements, including those principles and policies related to sales and revenue recognition, Accounts Receivable, bad debt reserves, depreciation, capital expenses and Liabilities.
2.15 No Material Adverse Effect. Since June 30, 2007 (the “Financial Statement Date”), there has not been any change or effect that, individually or in the aggregate, has been or could be reasonably expected to have a Material Adverse Effect on the Businesses, assets (including intangible assets), condition (financial or otherwise) or results of operations of either of the Companies or their Subsidiaries, whether or not covered by insurance.
2.16 Tax Matters.
2.16.1 Except as set forth in Schedule 3.27 the Companies and the Subsidiaries have timely filed all Tax Returns that the Companies and the Subsidiaries are required to file and have paid all Taxes due and payable on or before the Closing Date. No penalties or other charges are, or will become, due with respect to the late filing of any such Tax Return. The Companies and the Subsidiaries have made all payments of estimated Taxes required to be made under any provision of state, local or foreign Law. The unpaid Taxes of each of the Companies and Subsidiaries do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes to reflect book/tax timing differences) set forth on the face of their respective audited consolidated financial statements for the period ending December 31, 2006 as adjusted through the Closing Date in accordance with past custom and practice. Since December 31, 2006, none of the Companies or Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business in accordance with past custom and practice. None of the Companies or Subsidiaries is the subject of any extension or waiver of the limitations period for assessment or collection of any Taxes, which period (after giving effect to such extension or waiver) has not yet expired.
2.16.2 Complete copies of any Tax Returns filed by the Companies and the Subsidiaries for the years ended December 31, 2003, 2004, 2005, and 2006 have been delivered to Buyer. Prior to the date hereof, the Companies have provided to Buyer copies of all reports and other written assertions of deficiencies or other Liabilities for Taxes of the Companies and the Subsidiaries with respect to past periods.
2.16.3 The Companies and the Subsidiaries have complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and have timely collected or withheld and paid over to the proper governmental or regulatory body all amounts required to be so collected or withheld and paid over for all periods up to (but not including) the Closing Date under all applicable Laws to the extent such amounts are required to be paid before such date.
2.16.4 The Companies and the Subsidiaries have not received any Tax Ruling or entered into a Tax Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date.

2.16.5 There are no Actions, suits, proceedings, investigations, audits, claims or assessments presently pending or, to the best of the Companies’ or the Shareholders’ Knowledge, proposed with regard to any Taxes that relate to the Companies or any Subsidiary. No issue has arisen in any examination of the Companies and the Subsidiaries by any taxing authority that if raised with respect to any other period not so examined would result in a deficiency for any other period not so examined, if upheld. There is no unresolved claim by a taxing authority in any jurisdiction where the Companies and the Subsidiaries do not file Tax Returns.
2.16.6 There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Companies and the Subsidiaries. The Companies and the Subsidiaries are not parties to or bound by any Tax allocation or sharing agreement. The Companies and the Subsidiaries do not have any liability for Taxes of any Person as a transferee or successor, by contract or otherwise.
2.17 Compliance with Laws; Permits.
2.17.1 The Companies and the Subsidiaries have complied with all federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees applicable to them or their respective Businesses (collectively, “Laws,” and individually, a “Law”). The Companies and the Subsidiaries have not made any illegal payment to officers or employees of any governmental or regulatory body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Companies and the Subsidiaries. To the Companies’ or the Shareholders’ Knowledge, there are no facts that (with or without notice or lapse of time, or both) could result in the Companies or any Subsidiary being in violation of any Law.
2.17.2 Except as set forth on Schedule 3.8.2, no license, permit, order or approval of any federal, state, local or foreign governmental or regulatory body (collectively the “Permits”) is necessary for the conduct of the Businesses. All Permits of the Companies and the Subsidiaries are set forth on Schedule 3.8.2 and are in full force and effect, to the best of the Companies’ or the Shareholders’ Knowledge, there are no violations in respect of any Permit and no proceeding is pending or, to the Knowledge of the Companies or the Shareholders, threatened, to revoke or limit any Permit and all such Permits shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.
2.17.3 The Companies and the Subsidiaries are currently conducting the Businesses in accordance with applicable Laws governing privacy, security and confidentiality, and have conducted the Businesses in compliance with such Laws since the same first became applicable to them. In particular, the Companies and the Subsidiaries have complied and continue to comply with all applicable administrative Laws on personal data protection and the Shareholders have no outstanding notice of any inspection or claim in respect of non-compliance with such regulations.

2.17.4 The Companies and the Subsidiaries have at all times complied and are currently in compliance with any applicable privacy policies the Companies and the Subsidiaries have established. Attached as Schedule 3.8.4 are the current forms of the Companies’ privacy policies, and any former versions. The current privacy policies of the Companies and the Subsidiaries are in compliance with all applicable Laws.
2.17.5 The Companies and the Subsidiaries are in compliance with all applicable Environmental Laws and there are no written claims pursuant to any Environmental Law pending or, to the best of the Companies’ or the Shareholders’ Knowledge, threatened, against the Companies or any Subsidiary. There have been no releases by the Companies or any Subsidiary of any Hazardous Materials into the environment at any facility formerly or currently operated by the Companies and the Subsidiaries. “Environmental Laws” means any and all past, present and future Law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, order, direction, Consent, authorization, permit, or similar requirement, approval or standard of relevant jurisdiction(s) concerning environmental, health or safety matters (including the clean-up standards and practices for Hazardous Materials) in buildings, equipment, soil, sub-surface strata, air, surface water, or ground water. “Hazardous Materials” means any and all dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum, petroleum products, by-products or breakdown products, hazardous chemicals and any other materials which may be harmful to human health or the environment and which are or may be at any time prior to the Closing Date regulated or controlled under Environmental Laws applicable to the Companies and the Subsidiaries.
2.18 No Breach. The execution, delivery and performance of this Agreement by the Companies has been duly authorized and approved by all requisite action on the part of their board of directors (or similar governing body) and the Shareholders. This Agreement constitutes the valid and binding obligation of the Companies and is enforceable against the Companies in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency or other similar Laws now or hereafter in effect generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the organizational documents of either Company; (b) any contract or agreement to which either Company, any Subsidiary or any Shareholder is a party or by or to which either Company, any Subsidiary or any Shareholder or any of its assets or properties are bound or subject; (c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon or applicable to either Company, any Subsidiary or any Shareholder or upon the securities, properties or Businesses; or (d) any Permit.
2.19 Litigation. Except as set forth on Schedule 3.10, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Companies, the Subsidiaries, the Shareholders or the transactions contemplated hereby. Except as set forth on Schedule 3.10, neither the Companies, any Subsidiary nor the Shareholders are a party to or, to the best of the Companies’ or the

Shareholders’ Knowledge, threatened with any litigation or judicial, administrative or arbitration proceeding. Except as set forth on Schedule 3.10, to the best of the Companies’ or the Shareholders’ Knowledge, there is no dispute with any Person under contract with any of the Companies or any Subsidiary.
2.20 Employment Matters.
2.20.1 Schedule 3.11.1 separately sets forth all of the full time and part time employees of each of the Companies and the Subsidiaries (each, an “Employee” and collectively, the “Employees”), including for each such Employee: name, job title, work location, current compensation, all wage or salary increases received since December 31, 2005, employee’s date of hire, commission arrangements and fringe benefits. To the best of the Companies’ or the Shareholders’ Knowledge, no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Employee’s duties. To the best of the Companies’ or the Shareholders’ Knowledge, no Employee intends to terminate his or her employment with either Elumina Spain, GP Ads or Elumina UK or any Subsidiary.
2.20.2 The Companies and the Subsidiaries have complied with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and have withheld all amounts required by Law or agreement to be withheld from the wages or salaries of their respective employees and are not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing.
2.20.3 Schedule 3.11.3 contains a true and complete list of any and all current and existing employment, change in control, severance, termination and other similar employment agreements or arrangements, whether written or oral, between any of the Companies, any Subsidiary and any Person other than at-will arrangements (each, an “Employment Agreement”).
2.21 Agreements.
2.21.1 Schedule 3.12.1 separately sets forth as of the date of this Agreement all of the contracts and other agreements, whether written or oral, to which Elumina Spain, Elumina UK, GP UK, GP Ads or any Subsidiary, is a party or by which Elumina Spain’s, Elumina UK’s, GP UK’s, GP Ads’ or any Subsidiaries’ properties are bound or subject including: (a) contracts and other agreements with any current or former officer, director, employee, consultant, agent or shareholder; (b) contracts and other agreements for the sale or license of products or other materials, supplies, equipment, merchandise or services; (c) contracts and other agreements for the purchase or acquisition of materials, supplies, equipment, merchandise or services; (d) software development contracts; (e) copyright licenses, royalty agreements or similar contracts; (f) distributorship, representative, marketing, sales or advertising agreements; (g) contracts and other agreements for the sale of any assets or properties other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any assets or properties; (h) voting trust agreements, shareholder agreements and joint venture agreements relating to the assets, properties or Businesses; (i) contracts or other agreements under which Elumina Spain, Elumina UK, GP UK, GP Ads or any Subsidiary agrees to indemnify any party, to share Tax liability of any party, or to refrain from competing with any party; (j) any financing agreements; (k) contracts and other agreements containing covenants of Elumina Spain, Elumina UK, GP UK, GP Ads or any Subsidiary not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Companies or the Subsidiaries in the Businesses or in any geographical area; or (l) any other material contract or other agreement, whether or not made in the ordinary course of business.
2.21.2 All of the contracts and other agreements required to be set forth on Schedule 3.12.1 and on other Schedules hereto have been delivered or made available to Buyer (or where a contract or other agreement is other than in writing, Schedule 3.12.1 contains a true, accurate and complete summary of the material terms of such contract or agreement) and are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms, and, the Companies and the Subsidiaries are not in default under any of them nor, to the best of the Companies’ or the Shareholders’ Knowledge, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist which with notice or lapse of time or both would constitute a default by the Companies and the Subsidiaries thereunder or to the best of the Companies’ or the Shareholders’ Knowledge any other party thereto. Except as separately identified on Schedule 3.12.2, no approval or Consent of any Person is needed in order that the contracts or other agreements set forth on Schedule 3.12.1 and other Schedules hereto continue in full force and effect without breach following the consummation of the transactions contemplated by this Agreement.
2.22 Real Estate. Schedule 3.13 sets forth a list and includes true and complete copies of all leases, subleases or other agreements under which either Elumina Spain, Elumina UK, GP UK, GP Ads or any Subsidiary is lessor or lessee of any real property (collectively, “Leases”). Such Leases are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms and neither Elumina Spain, Elumina UK, GP UK, GP Ads, any Subsidiary nor any Shareholder has received any notice of any default thereunder. The leasehold interests are not subject to any Encumbrance and the Companies and the Subsidiaries enjoy a right of quiet possession as against any Encumbrance on any property subject to Leases. No Shareholder owns, directly or indirectly, any interest in any real property, building or other structure used or occupied by either Elumina Spain, Elumina UK, GP UK, GP Ads or any Subsidiary.
2.23 Accounts Receivable. All Accounts Receivable of the Companies and the Subsidiaries, whether reflected on the Financial Statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business and are enforceable and represent valid obligations payable to the Companies and the Subsidiaries. To the best of the Companies’ or the Shareholders’ Knowledge, there are no contests, claims or rights of set-off relating to the amount or validity of any Accounts Receivable of the Companies and the Subsidiaries. The Companies and the Subsidiaries have no reason to believe that collection of Accounts Receivable will be materially different than what has historically been customary for the Businesses. The Companies and the Subsidiaries have not pre-billed or received payment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of the Businesses and consistent with past practices.

2.24 Tangible Property. Schedule 3.16 sets forth a list and includes true and complete copies of all leases, conditional sale contracts, franchises or licenses pursuant to which the Companies and the Subsidiaries may hold or use any tangible property. Such leases, conditional sale contracts, franchises and licenses are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms and, there is no default or event of default or event which with notice or lapse of time or both would constitute a default thereunder. The tangible property of the Companies and the Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted. A true and complete list of all of the Companies’ and the Subsidiaries’ tangible property is set forth on Schedule 3.16.
2.25 Intangible Property.
2.25.1 Schedule 3.17.1 sets forth all Intellectual Property created, owned or used by the Companies and the Subsidiaries. In addition, Schedule 3.17.1 sets forth all intellectual property, including all databases and software other than off-the-shelf software, licensed to, owned by, or utilized by, the Companies and the Subsidiaries. Schedule 3.17.1 identifies for each item listed whether such item is owned by Elumina Spain, Elumina UK, GP UK, GP Ads or a Subsidiary or, if not owned, what rights Elumina Spain, Elumina UK, GP UK, GP Ads or such Subsidiary has in or to such item. To the extent Schedule 3.17.1 identifies any patents or registered copyrights, trademarks, service marks or trade names, such schedule identifies for each such item its registration number, serial number or other identification, the applicable jurisdiction and the date of issuance or registration of each such item. The Intellectual Property identified on Schedule 3.17.1 constitutes all of the Intellectual Property used by the Companies and the Subsidiaries. The Companies and the Subsidiaries have adequately secured all Intellectual Property, including trade secrets, know-how or Confidential Information.
2.25.2 To the extent any passwords are used in the conduct of the Businesses, the Shareholders have delivered to Buyer a written list of all such passwords, indicating for each such password any associated user identification and where and for what purpose such password is used. Such list of passwords is accurate, true and complete.
2.25.3 To the best of the Companies’ or the Shareholders’ Knowledge, none of the Intellectual Property contains any virus, computer instructions, circuitry or other technological means intended to disrupt, damage or interfere with the operation of applicable software.
2.25.4 The Shareholders have delivered to Buyer written documentation evidencing the registration and licensing of each item of third party software used by the Companies and the Subsidiaries. The Companies and the Subsidiaries have a valid license for each copy of third-party software used by the Companies and the Subsidiaries. Each item of third-party software used by the Companies and the Subsidiaries (other than off-the-shelf software) has in effect associated maintenance or support arrangements. The Shareholders have provided Buyer with copies of each of such maintenance and support agreements. With respect to off-the-shelf software used by the Companies and the Subsidiaries, the Shareholders have provided to Buyer in writing a list of all customer help lines or websites and, to the extent the same exist, copies of any maintenance or support agreements.

2.25.5 Schedule 3.17.5 identifies the Internet Protocol address for each file transfer site utilized by the Companies and the Subsidiaries, along with any user identification information or passwords needed for access thereto.
2.25.6 Schedule 3.17.6 identifies each software product used to author and compile all software used or owned by the Companies and the Subsidiaries or that the Companies and the Subsidiaries has a source code access license.
2.25.7 Neither the Companies, any Subsidiary nor the Shareholders are infringing upon or otherwise acting adversely to the right or, to the best of the Companies’ or the Shareholders’ Knowledge, claimed right, of any Person under or with respect to any Intellectual Property rights. Neither the Companies, any Subsidiary nor the Shareholders is (a) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property or (b) a licensor in respect of any Intellectual Property. All licensing agreements pursuant to which the Companies or any Subsidiary is a licensee of any Intellectual Property are valid and binding and, to the best of the Companies’ or the Shareholders’ Knowledge, the other parties thereto, in accordance with their respective terms and are in full force and effect, and (i) no breach or default by Elumina Spain, GP UK, GP Ads, Elumina UK or any Subsidiary or event which, with notice or lapse of time, could constitute a breach or default by Elumina Spain, GP UK, GP Ads, Elumina UK or any Subsidiary, exists with respect thereto, (b) no party thereto has given notice or asserted to Elumina Spain, GP UK, GP Ads, Elumina UK, any Subsidiary or the Shareholders that Elumina Spain, GP UK, GP Ads, Elumina UK or any Subsidiary is in breach or default thereunder, and (c) to the best of the Companies’ or the Shareholders’ Knowledge, no other party thereto is in breach or default thereunder.
2.25.8 To the best of the Companies’ or the Shareholders’ Knowledge, no third party is infringing on any of the Intellectual Property used in the conduct of the Businesses.
2.25.9 The Shareholders and the Companies and the Subsidiaries are not in any way making any unlawful or wrongful use of any Confidential Information, or trade secrets of any third party in the conduct of the Businesses.
2.26 Customer and Supplier Lists.
2.26.1 Attached to Schedule 3.18.1 is a separate list of each customer and supplier of Elumina Spain, Elumina UK, GP UK, GP Ads and the Subsidiaries as of the date of this Agreement. The customer lists accurately contain the names, contract expiration dates and amount of revenues received during the fiscal year ended December 31, 2006 and as of August 31, 2007 for each customer. The Companies and the Subsidiaries have not licensed, sold or granted any rights to any Person to use any of such lists. The supplier lists accurately contain the names, contract expiration dates and amount of payments made during the fiscal year ended December 31, 2006 and as of August 31, 2007 for each supplier.
2.26.2 Except as set forth on Schedule 3.18.2, there has been no indication that any customer or supplier of either of the Companies and the Subsidiaries intends to terminate its agreements with either of the Companies and the Subsidiaries, or otherwise modify its relationship with either of the Companies and the Subsidiaries, or that the acquisition of the Securities by Buyer will materially and adversely affect the relationships of Buyer (as successor to the Businesses) with such customers or suppliers.

2.27 Title. The Companies and the Subsidiaries own outright and have good and marketable title, or have a valid lease or license disclosed to Buyer hereunder, to all of their respective assets and properties, free and clear of any Encumbrance other than as disclosed on Schedule 3.19 or Permitted Liens. “Permitted Liens” means materialman’s or landlord’s lien rights provided under applicable Law and statutory liens for current Taxes or other governmental charges with respect to the assets of the Companies and the Subsidiaries not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Elumina Spain, Elumina UK, GP UK, GP Ads, any Subsidiary or the Shareholders and for which appropriate reserves have been established.
2.28 Accounts Payable and Indebtedness. All Indebtedness reflected in the Interim Financial Statements or which has arisen after the date of the Interim Financial Statements has arisen in the ordinary course of business and represents valid Indebtedness of the Businesses. As used herein, the term “Indebtedness” means all items which would be included in determining total Liabilities as shown on the liability side of a balance sheet as at the date Indebtedness is to be determined; provided, however, that Indebtedness does not include the long-term portion of capital leases.
2.29 Liabilities. Neither Elumina Spain, Elumina UK, GP UK, GP Ads nor any Subsidiary has any Indebtedness, Liability, claim, loss, damage, deficiency, obligation or responsibility, whether direct or indirect, that is not set forth on the Financial Statements, the Interim Financial Statements or on Schedule 3.21, except for Indebtedness, Liabilities, claims, losses, damages, deficiencies, obligations or responsibilities incurred in the ordinary course of business since the date of the Interim Financial Statements and in an amount not exceeding $25,000.00.
2.30 Employee Benefit Plans.
2.30.1 Schedule 3.22 contains copies of all profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, medical insurance, dental insurance, life insurance and other employee benefit plans, programs, policies or arrangements, maintained or contributed to by Elumina Spain, Elumina UK, GP UK, GP Ads or any Subsidiary (the “Employee Benefit Plans”).
2.30.2 Prior to the Closing Date, each of the Companies and the Subsidiaries shall have made all contributions required to be made to or with respect to each Employee Benefit Plan as of the Closing Date and paid all Liabilities on account of any Employee Benefit Plan in existence or attributable to service performed on or prior to the Closing Date, and arising or accruing on or before the Closing Date, as of the Closing, under any such plan.
2.30.3 The Employee Benefit Plans have been established, maintained and administered in all respects in accordance with their terms and with all provisions of applicable Law.

2.31 Insurance. Schedule 3.23 sets forth a list and brief description of all policies or binders of fire, liability, product liability, workers’ compensation, vehicular or other insurance held by or on behalf of each of the Companies and the Subsidiaries specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder. Such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and Liabilities to the extent and in the manner deemed appropriate and sufficient by the Companies and the Subsidiaries. Neither of the Companies nor any Subsidiary is in default with respect to any provision contained in any such policies or binders and neither has failed to give any notice or present any claim under any such policies or binders in due and timely fashion. Except for claims set forth on Schedule 3.23, there are no outstanding unpaid claims under any such policies or binders. Neither of the Companies nor any Subsidiary has received or given a notice of cancellation or non-renewal with respect to any such policies or binders.
2.32 Officers and Directors. Schedule 3.24 sets forth the name, title and total compensation of each officer and director of each of the Companies and the Subsidiaries.
2.33 Operations of the Companies. Except as set forth on Schedule 3.25, since June 30, 2007,, neither Elumina Spain, GP UK, GP Ads, Elumina UK nor any Subsidiary has or will have as of the Closing:
2.33.1 amended, or agreed to amend, its organizational documents; merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other Person; subdivided or in any way reclassified, or agreed to subdivide or in any way reclassify, any shares of its capital stock; or changed, or agreed to change, in any manner the rights of its outstanding capital stock or the character of its business;
2.33.2 issued or sold or purchased, or agreed to issue or sell or purchase, any options or warrants or rights to subscribe to, or entered into, or agreed to enter into, any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any of its other securities;
2.33.3 declared or paid, or agreed to declare or pay, any dividends; or declared or made, or agreed to declare or make, any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or securities;
2.33.4 waived, or agreed to waive, any right of material value to its business;
2.33.5 made, or agreed to make, any change in its accounting methods or practices or made, or agreed to make, any change in depreciation or amortization policies or rates adopted by it;
2.33.6 materially changed, or agreed to materially change, any of its business policies or practices, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies or practices;

2.33.7 made, or agreed to make, any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives, or made, or agreed to make, any other loan or advance other than in the ordinary course of business;
2.33.8 made, or agreed to make, any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents, or other representatives, other than to Persons not officers, directors or shareholders of the Companies and which payments or commitments were made in the ordinary course of business;
2.33.9 other than for fair market value, sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of its assets or properties; granted or suffered, or agreed to grant or suffer, any lien or other Encumbrance on any of its assets or properties; entered into or amended, or agreed to enter into or amend, any contract or other agreement to which it is a party or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party;
2.33.10 suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its assets, properties, business, operations or condition (financial or otherwise);
2.33.11 terminated, or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to its assets, properties, business, operations or condition (financial or otherwise); or
2.33.12 failed to operate its business other than in the ordinary course.
2.34 Banks, Brokers and Proxies. Schedule 3.26 sets forth (a) the name of each bank, trust company and securities or other broker or other financial institution with which Elumina Spain, GP Ads, GP UK, Elumina UK or any Subsidiary maintains relations; (b) the name of each Person authorized by Elumina Spain, Elumina UK, GP Ads, GP UK, any Subsidiary or the Shareholders to effect transactions therewith or to have access to any safe deposit box or vault; (c) all proxies, powers of attorney or other like instruments to act on behalf of Elumina Spain, GP Ads, GP UK, Elumina UK or any Subsidiary in matters concerning its business or affairs; and (d) all charge accounts held in the name of Elumina Spain, GP Ads, GP UK, Elumina UK or any Subsidiary and the name of each director, officer, employee or other Person authorized by Elumina Spain, GP Ads, GP UK, Elumina UK or any Subsidiary to use such charge accounts. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Companies and the Subsidiaries, as applicable, for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.
2.35 United Kingdom Operations. By purchasing the Securities, Buyer will have full ownership over the business and shares of the Company in GP UK and Elumina UK.
2.36 Relationships with Related Persons. Neither of the Companies, nor any Subsidiary, nor any Shareholder has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Businesses. No Company, Subsidiary or Shareholder, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Businesses, other than business dealings or transactions conducted in the ordinary course of business with any of the Companies and the Subsidiaries at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with any of the Companies and the Subsidiaries with respect to any line of the products or services of any of the Companies and the Subsidiaries (a “Competing Business”) in any market presently served by any of the Companies and the Subsidiaries, except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.
2.37 Full Disclosure. Neither this Agreement nor the Disclosure Schedules contain any untrue statement of a material fact or do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. To each of the best of the Companies’ or the Shareholders’ Knowledge, there is no fact which has not been disclosed to Buyer in writing that materially adversely affects, or so far as the Shareholders can now foresee will materially adversely affect, the assets, properties, business, prospects, operations or condition (financial or otherwise) of any of the Companies and the Subsidiaries or the ability of the Shareholders to perform this Agreement.
ARTICLE 3
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
3.1 Title to Securities. Each Shareholder owns beneficially and of record, free and clear of any lien or other Encumbrance, the Securities, and, upon delivery of payment for such Securities as herein provided, (a) Buyer will acquire good and valid title thereto, free and clear of any lien or other Encumbrance and (b) each Shareholder shall not have any equity interest in or right to receive monies from Elumina Spain, Elumina UK, GP Ads, GP UK or any Subsidiary in connection with any securities (equity, debt or otherwise), except as expressly provided in this Agreement.
3.2 Authority to Execute and Perform Agreements. Each Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Shareholder’s obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of each Shareholder enforceable against each Shareholder in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar Laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by each Shareholder of this Agreement and any related documents to which each Shareholder is a party in accordance with their respective terms and conditions will not (a) require the approval or Consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or Consent of any other Person; (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, any statute, regulation, order, judgment or decree applicable to each Shareholder, or to the

Securities held by each Shareholder, or any instrument, contract or other agreement to which each Shareholder is a party or by or to which each Shareholder is or the Securities held by each Shareholder are bound or subject, or (c) result in the creation of any lien or other Encumbrance on the Securities held by each Shareholder.
3.3 Investment Representations. Each Shareholder hereby represents and warrants that:
3.3.1 he is not a “U.S. Person” (as defined in Regulation S under the United States Securities Act of 1933, as amended (the “Act”));
3.3.2 he understands that the Shares have not been registered under the Act or the Laws of any foreign jurisdiction;
3.3.3 he understands that the Shares may only be offered, sold or delivered in accordance with the provisions of Regulation S and Regulation D under the Act or pursuant to an effective registration of the Shares under the Act or pursuant to an available exemption from the registration requirements of the Act;
3.3.4 the purchase of the Shares is not part of a plan or scheme to evade the registration provisions of the Act;
3.3.5 he will not offer, sell or deliver the Shares to or for the account of a U.S. Person or for the benefit of any Person whom it knows or reasonably believes to be a U.S. Person;
3.3.6 he is acquiring the Shares for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of any federal, state or foreign securities Laws;
3.3.7 he understands the nature of this investment, is fully aware of and familiar with the business operations of Buyer, and is able to evaluate the merits and risks of an investment in the Shares;
3.3.8 he has been given the opportunity to ask questions about Buyer and has been granted access to all information, financial and otherwise, with respect to Buyer which has been requested, has examined such information, and is satisfied with respect to the same;
3.3.9 he has been encouraged to rely upon the advice of its own legal counsel and accountants or other financial advisors with respect to the tax and other considerations relating to the Shares;
3.3.10 he has sufficient income and net worth such that it does not contemplate being required to dispose of any portion of the investment in the Shares to satisfy any existing or expected undertaking or indebtedness, and is able to bear the economic risks of an investment in the Shares, including the risk of losing all or any part of the investment and probable inability to sell or transfer the Shares for an indefinite period of time; and

3.3.11 he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.
3.4 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Elumina Spain, Elumina UK, GP Ads, GP UK or the Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Elumina Spain, Elumina UK, GP Ads, GP UK or the Shareholders.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5). The representations and warranties contained in this Article 5 are qualified in their entirety by the information and documents disclosed or contained in any of Buyer’s filings made with the Securities and Exchange Commission (the “SEC”), as of the date hereof, including without limitation any reports filed on Forms 10-KSB, 10-QSB or 8-K (the “Securities Filings”). Wherever a representation or warranty in this Agreement is qualified as having been made “to Buyer’s Knowledge,” such phrase shall mean the actual knowledge of any executive officer of Buyer.
4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.
4.2 Corporate Power of Buyer. Buyer has the full legal right and corporate power and authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered and is the valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency or other similar Laws now or hereafter in effect generally affecting the enforcement of creditors’ rights.
4.3 No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Buyer of this Agreement in accordance with its terms and conditions will not (a) require the approval or Consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or Consent of any other Person; or (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, any certificate of incorporation, bylaw, statute, regulation, order, judgment or decree applicable to Buyer, or any instrument, contract or other agreement to which Buyer is a party or by or to which Buyer is bound or subject.

4.4 No Broker. Other than Merriman Curhan Ford & Co., no broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.
4.5 Securities Filings; Financial Statements. Buyer has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2006, including, without limitation, all exhibits required to be filed therewith, other than the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied and is pending. The Securities Filings: (a) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Act and/or the Exchange Act; and (b) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Securities Filings complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Buyer and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.
4.6 No Material Adverse Effect. Since December 31, 2006, there has not been any change or effect that, individually or in the aggregate, has been or could be reasonably expected to have a Material Adverse Effect on Buyer (including intangible assets), condition (financial or otherwise) or results of operations of Buyer, whether or not covered by insurance.
4.7 Authorized Capital Stock of Buyer. All of the issued and outstanding shares of capital stock of Buyer have been duly authorized, are validly issued, fully paid, nonassessable and have not been issued in violation of any applicable Laws.
4.8 Subsidiaries. Exhibit 21 to Buyer’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 sets forth a true, complete and correct list of each subsidiary of Buyer that is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X).

4.9 Organizational Documents. Buyer’s organizational documents and all amendments thereto are true, correct and complete. The minute books of Buyer contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders of Buyer since its date of incorporation and such minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books of Buyer are true and complete in all material respects.
4.10 Litigation. Except as set forth in the Securities Filings, there are no material outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Buyer. Buyer is not a party to or, to Buyer’s Knowledge, threatened with any litigation or judicial, administrative or arbitration proceeding, which if determined against Buyer would have a material adverse effect on Buyer. To Buyer’s Knowledge, there is no dispute with any Person under contract with Buyer.
4.11 Agreements.
4.11.1 The Securities Filings set forth all of the material contracts and other material agreements, whether written or oral, to which Buyer is a party or by which Buyer’s properties are bound or subject, including: (a) material contracts and other material agreements with any current or former officer, director, employee, consultant, agent or shareholder; (b) material contracts and other material agreements for the sale or license of products or other materials, supplies, equipment, merchandise or services; (c) material contracts and other material agreements for the purchase or acquisition of materials, supplies, equipment, merchandise or services; (d) material software development contracts; (e) material copyright licenses, royalty agreements or similar contracts; (f) material distributorship, representative, marketing, sales or advertising agreements; (g) material contracts and other material agreements for the sale of any assets or properties other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any assets or properties; (h) material voting trust agreements, shareholder agreements and joint venture agreements relating to the assets, or properties of Buyer; (i) material contracts or other material agreements under which Buyer agrees to indemnify any party, to share Tax liability of any party, or to refrain from competing with any party; (j) any material financing agreements; (k) material contracts and other material agreements containing covenants of Buyer not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with Buyer in any geographical area; or (l) any other material contract or other material agreement, whether or not made in the ordinary course of business.
4.11.2 All of the material contracts and other material agreements described in Section 5.11.1 are valid, subsisting agreements, in full force and effect and binding upon Buyer and to Buyer’s Knowledge, the other parties thereto in accordance with their terms.
4.12 Real Estate. All material leases, subleases or other agreements under which Buyer is lessor or lessee of any real property are valid, subsisting agreements, in full force and effect and binding upon Buyer, and to Buyer`s Knowledge, the other parties thereto in accordance with their terms and Buyer has not received any notice of any default thereunder. The leasehold interests under such leases, subleases or other agreements under which Buyer is lessor or lessee of any real property are not subject to any Encumbrance and Buyer enjoys a right of quiet possession as against any Encumbrance on any property subject to such leases, subleases or other agreements under which Buyer is lessor or lessee of any real property.

4.13 Accounts Receivable. All Accounts Receivable of Buyer, whether reflected on the Buyer´s financial statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business and are enforceable and represent valid obligations payable to Buyer. To Buyer’s Knowledge, there are no contests, claims or rights of set-off relating to the amount or validity of any Accounts Receivable of Buyer. Buyer has no reason to believe that collection of Accounts Receivable will be materially different than what has historically been customary for Buyer.
4.14 Tangible Property. All material leases, conditional sale contracts, franchises or licenses pursuant to which Buyer may hold or use any tangible property are valid, subsisting agreements, in full force and effect and binding upon Buyer, and to Buyer´s Knowledge, the other parties thereto in accordance with their terms and, there is no default or event of default or event with respect to Buyer which with notice or lapse of time or both would constitute a default thereunder.
4.15 Intangible Property. The Securities Filings contain a list of all material Intellectual Property created, owned or used by Buyer. To Buyer’s Knowledge, Buyer is not infringing upon or otherwise acting adversely to the right or claimed right, of any Person under or with respect to any Intellectual Property rights. To Buyer’s Knowledge, no third party is infringing on any of the Intellectual Property used by Buyer. To Buyer’s Knowledge, Buyer is not in any way making any unlawful or wrongful use of any Confidential Information, or trade secrets of any third party in the conduct of Buyer.
4.16 Title. Buyer owns outright and has good and marketable title, or has a valid lease or license to all of its assets and properties, free and clear of any Encumbrance, other than as disclosed in the Securities Filings or Permitted Liens.
4.17 Accounts Payable and Indebtedness. All Indebtedness reflected in Buyer’s financial statements set forth in the Securities Filings or which has arisen thereafter has arisen in the ordinary course of business and represents valid Indebtedness of Buyer.
4.18 Liabilities. Buyer does not have any material Indebtedness, Liability, claim, loss, damage, deficiency, obligation or responsibility, whether direct or indirect, that is not set forth on the financial statements of Buyer in the Securities Filings or otherwise contained in the Securities Filings.
4.19 Officers and Directors. The Securities Filings set forth the name, title and total compensation of each executive officer and director of Buyer.
4.20 Operations of Buyer. Since June 30, 2007, and except as set forth in the Securities Filings, Buyer has not:
4.20.1 amended, or agreed to amend, its organizational documents; merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other Person; subdivided or in any way reclassified, or agreed to subdivide or in any way reclassify, any shares of its capital stock; or changed, or agreed to change, in any manner the rights of its outstanding capital stock or the character of its business;

4.20.2 issued or sold or purchased, or agreed to issue or sell or purchase, any options or warrants or rights to subscribe to, or entered into, or agreed to enter into, any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any of its other securities;
4.20.3 declared or paid, or agreed to declare or pay, any dividends; or declared or made, or agreed to declare or make, any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or securities;
4.20.4 waived, or agreed to waive, any right of material value to its business;
4.20.5 made, or agreed to make, any change in its accounting methods or practices or made, or agreed to make, any change in depreciation or amortization policies or rates adopted by it;
4.20.6 materially changed, or agreed to materially change, any of its business policies or practices, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies or practices;
4.20.7 made, or agreed to make, any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives, or made, or agreed to make, any other loan or advance other than in the ordinary course of business;
4.20.8 made, or agreed to make, any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents, or other representatives, other than to Persons not officers, directors or shareholders of Buyer and which payments or commitments were made in the ordinary course of business;
4.20.9 other than for fair market value, sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of its assets or properties; granted or suffered, or agreed to grant or suffer, any lien or other Encumbrance on any of its assets or properties; entered into or amended, or agreed to enter into or amend, any contract or other agreement to which it is a party or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party;
4.20.10 suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its assets, properties, business, operations or condition (financial or otherwise);
4.20.11 terminated, or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to its assets, properties, business, operations or condition (financial or otherwise); or
4.20.12 failed to operate its business other than in the ordinary course.

4.21 Full Disclosure. Neither this Agreement nor the Securities Filings contain any untrue statement of a material fact or do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. To Buyer’s Knowledge, there is no fact which has not been disclosed to Shareholders in writing that materially adversely affects, or so far as Buyer can now foresee will materially adversely affect, the assets, properties, business, prospects, operations or condition (financial or otherwise) of Buyer or the ability of Buyer to perform this Agreement.
ARTICLE 5
DELIVERIES
5.1 Closing Deliveries of the Shareholders. The Shareholders shall deliver, or cause to be delivered, to Buyer at the Closing the following, all duly executed where applicable:
5.1.1 Third Party Consents. All Consents, waivers, approvals, authorizations, orders or Permits required to be obtained, and all filings required to be made, in connection with the performance of the Shareholders’ obligations under this Agreement or the continuation of any of Elumina Spain’s, Elumina UK’s, GP UK’s, GP Ads’ or any Subsidiaries’ Permits, contracts or agreements after the Closing.
5.1.2 New Employment Agreements. Two-year employment agreements (containing five-year non-compete/non-solicitation provisions) of Kevin Clarke and Mark Smart in a form acceptable to Buyer and each of Kevin Clarke and Mark Smart appointing them as co-chief operating officers in charge of the non-U.S. operations of Buyer (such appointments shall be subject to due diligence investigations and background checks of such individuals).
5.1.3 Securities Powers. The Securities held by such Shareholders, properly endorsed for transfer or accompanied by a duly executed security powers, in either case in blank or in the name of Buyer.
5.1.4 Resignations of Officers and Directors. The resignation, effective immediately after the Closing, of each officer and director of Elumina Spain, Elumina UK, GP UK, GP Ads and any Subsidiary as set forth on Schedule 6.1.4, declaring and acknowledging that all claims (if any) which they may have against the Company in which they have had the office of director are unconditionally released or waived.
5.1.5 Company Records. All of the minute books, stock records, books of account, corporate seals, contracts and agreements and other documents, instruments and papers of Elumina Spain, Elumina UK, GP UK, GP Ads and the Subsidiaries. In particular, the Shareholders shall make available to Buyer the following documents from Elumina Spain and GP Ads: deed of incorporation, the by-laws and all the deeds modifying the by-laws together with any other public deeds (pólizas o escrituras ) or private documents which evidence the Shareholders’ title to the Shares in order for the Notary to record the transfer of the Shares in those public deeds.

5.1.6 Escrow Agreements. An (a) indemnity escrow agreement, in form and substance reasonably satisfactory to the parties (the “Escrow Agreement”), and (b) net profits escrow agreement, in form and substance reasonably satisfactory to the parties (the “Net Profits Escrow Agreement”), each signed by the Shareholders and the escrow agent (the “Escrow Agent”).
5.1.7 Elumina UK Roll-Up. Reasonable evidence that all assets of the “sole trader” business of the UK Business have been transferred to Elumina UK or GP UK (the “Elumina UK Roll-Up”).
5.1.8 Other Documents. Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.
5.2 Closing Deliveries of Buyer. Buyer shall deliver to the Shareholders at the Closing the following, all duly executed where applicable:
5.2.1 Closing Payment. The Purchase Price in accordance with the terms and conditions of this Agreement.
5.2.2 Escrow Agreements. The Escrow Agreement and the Net Profits Escrow Agreement, each signed by Buyer and the Escrow Agent.
5.2.3 New Employment Agreements. Two-year employment agreements (containing five-year non-compete/non-solicitation provisions) of Kevin Clarke and Mark Smart in a form acceptable to Buyer and each of Kevin Clarke and Mark Smart appointing them as co-chief operating officers in charge of the non-U.S. operations of Buyer (such appointments shall be subject to due diligence investigations and background checks of such individuals).
5.2.4 Other Documents. Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.
ARTICLE 6
COVENANTS OF THE SHAREHOLDERS BEFORE CLOSING
6.1 Activities of Shareholders Before Closing. Before the Closing, the Shareholders shall, or shall cause the Companies (or the Subsidiaries), as applicable, to:
6.1.1 hire a Chief Financial Officer mutually acceptable to Buyer and the Shareholders that has experience (a) with United States accounting principles, including Generally Accepted Accounting Principles, and (b) with corporate and SEC filings related to public companies;
6.1.2 develop firm operating plans that include budgets, capital requirements, forecasts and other suitable information for the years 2007 and 2008;

6.1.3 grant an accounting firm mutually acceptable to Buyer and the Shareholders access to the Companies’ and Subsidiaries’ books and records for the purpose of performing any audits that are required by the SEC in connection with a material acquisition by Buyer;
6.1.4 maintain the assets of the Companies and the Subsidiaries in good working order and condition, ordinary wear and tear excepted;
6.1.5 perform, or cause the Companies and the Subsidiaries to perform, all of their obligations under any Permits, material contracts, and debt instruments;
6.1.6 keep in full force and effect the Companies’ and the Subsidiaries’ present insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;
6.1.7 maintain good relationships with suppliers, customers and others having business relationships with the Companies and the Subsidiaries;
6.1.8 assist Buyer in procuring the employment of key employees of the Companies and the Subsidiaries;
6.1.9 maintain compliance by the Companies and the Subsidiaries with all applicable Laws, including assisting Buyer in obtaining or transferring all necessary Permits;
6.1.10 convert the Companies’ and the Subsidiaries’ financial statements and accounting principles and methodologies to GAAP as used in the United States;
6.1.11 cause the Elumina UK Roll-Up to occur as promptly as practicable; and
6.1.12 cooperate with Buyer to promptly prepare the necessary documents so that the transactions may be closed as promptly as possible.
6.2 Prohibited Activities Before Closing. Until the Closing, the Shareholders shall not, and shall cause the Companies and the Subsidiaries not, without the express prior written consent of Buyer, to:
6.2.1 permit any new Encumbrance upon any asset;
6.2.2 breach, amend or terminate any material contract in any material manner or fail to maintain the Businesses, the assets or the quality of customer service consistent with past practice;
6.2.3 redeem any of the capital stock of either of the Companies or any Subsidiary or declare, make or pay any dividends or distributions (whether in cash, securities or other property);

6.2.4 (i) make or change any Tax election; (ii) change any Tax accounting period or method; (iii) file any amended Tax Return; (iv) enter into any Tax Closing Agreement; (v) settle any Tax claim or assessment; (vi) surrender any right to claim a refund of Taxes; (vii) consent to any extension or waiver of the limitations period for the assessment of any Tax; (viii) take any action outside the ordinary course of business whose effect would be to increase present or future Tax liability or to decrease the present or future Tax assets;
6.2.5 enter into any transaction outside the ordinary course of business or otherwise prohibited under this Agreement; or
6.2.6 allow any other action or omission, or series of actions or omissions, that would cause a representation or warranty of the Companies or theShareholders to be untrue on the Closing Date.
6.3 Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 12 without the Closing having taken place, the Companies and the Shareholders shall not, prior to November 30, 2007, directly or indirectly, solicit offers for the assets of the Companies or the Subsidiaries, for the capital stock of the Companies or for a merger or consolidation involving the Companies or the Subsidiaries, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have expressed an interest in acquiring the Companies or the Businesses by merger, consolidation or other combination or by acquiring any of the capital stock or material assets of the Companies or the Subsidiaries. The Shareholders shall not vote their stock in favor of any such transaction. The Companies and the Shareholders shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.
6.4 Further Assurance. From time to time on and after the Closing and without further consideration, the Shareholders shall deliver or cause to be delivered to Buyer, at such times and places as shall reasonably be requested, such additional instruments as may be reasonably requested for the purpose of carrying out this Agreement.
6.5 Transition. The Shareholders shall not take any action that is designed or intended to have the effect of (a) discouraging any customer or business associate of any of the Companies or the Subsidiaries from maintaining the same business relationships with the Companies or the Subsidiaries after the Closing that such customer or business associate maintained with the Companies or the Subsidiaries before the Closing or (b) interfering with Buyer’s operation of the Companies or the Subsidiaries or the Businesses after the Closing.
ARTICLE 7
ADDITIONAL AGREEMENTS OF PARTIES
7.1 Public Announcements. Except to the extent that the parties consent in writing otherwise, (a) the parties shall keep the existence and terms of this Agreement confidential, and (b) no party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions or otherwise communicate with any media.

Notwithstanding the preceding sentence, however, Buyer may make such disclosure (on Form 8-K, by press release or otherwise) regarding the terms of this Agreement and the transactions contemplated hereby as it deems necessary to comply with applicable securities Laws, including a press release following the execution of this Agreement.
7.2 Board Seat. Immediately after the Closing and until the Shareholders collectively hold shares of Buyer exceeding 10% of the issued and outstanding shares of capital stock of Buyer, the Shareholders shall have the right to nominate two individuals to serve on the Board of Directors (the “Board”) of ProLink Holdings Corp. In the event that such individual is removed or resigns as a director, the Shareholders shall have the right to nominate his or her successor.
7.3 Observer Rights. So long as the Shareholders collectively hold shares of Buyer exceeding 5% of the issued and outstanding shares of capital stock of Buyer, Buyer (a) shall permit the Shareholders (or one Shareholder if the other no longer holds shares of Buyer exceeding 2.5% of the issued and outstanding shares of capital stock of Buyer) (i) to attend all meetings of the Board (whether in person, telephonic or otherwise) in a non-voting, observer capacity, and (ii) to attend all meetings of such committees of the Board (whether in person, telephonic or otherwise) in a non-voting, observer capacity, and (b) shall provide to the Shareholders, concurrently with the members of the Board (or the committees thereof, as applicable), and in the same manner, notice of such meeting and a copy of all materials provided to such members (including all materials provided to such members in connection with any action to be taken by the Board or of any committee thereof without a meeting).
7.4 Offering of Common Stock. Following the Closing, the combined company shall use commercially reasonable efforts to raise at least $15,000,000 in gross proceeds, with net proceeds of at least $12,000,000, in order to fund the continued expansion of the combined company.
7.5 Piggyback Registration. For a period of one year after the Closing, if Buyer at any time proposes to register any of its securities under the Act for sale to the public (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Shares for sale to the public), each such time it will give written notice to the Shareholders of its intention to do so. Upon the written request of the Shareholders, given within twenty (20) days after receipt by such Shareholders of such notice, Buyer will, subject to the limits contained in this Section 8.6, use commercially reasonable efforts to cause all the Shares held by the Shareholders to be registered under the Act and qualified for sale under any state blue sky law, all to the extent required to permit such sale or other disposition of said Shares; provided, however, that if Buyer is advised in writing in good faith by any managing underwriter of Buyer’s securities being offered in a public offering pursuant to such registration statement that the amount to be sold by Persons other than Buyer (collectively, “Selling Shareholders”) is greater than the amount which can be offered without adversely affecting the offering, Buyer may reduce the amount offered for the accounts of Selling Shareholders (including the Shareholders) to a number deemed satisfactory by such managing underwriter; and provided further, that any shares to be excluded shall be excluded in the following order: (a) securities held by any Persons not having any such contractual, incidental registration rights, (b) securities held by any Persons having contractual, incidental registration rights pursuant to an agreement that is not this Agreement, (c) Shares sought to be included by the Shareholders, and (d) any other registrable securities sought to be included by other holders thereof as determined on a pro rata basis (based upon the aggregate number of registrable securities held by such holders). The Shareholders acknowledge and agree that the fundraising effort in Section 8.5 and the provisions of this Section 8.6 may require the Shareholders to execute reasonably acceptable and customary lock-up or similar agreements as a condition to the completion of any such financing.
7.6 Obligation to Register. Within one year following Closing, Buyer shall register under the Act the resale of all of the Shares not so registered under Section 8.6 above, subject to reasonable delays caused by the registration process with the SEC. Buyer may postpone for a period of up to 45 days the filing of such registration if the Board of Directors of Buyer in good faith determines that such registration would require the public disclosure of any plan, proposal or agreement by Buyer with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, the disclosure of which would be materially adverse to Buyer, and such determination is evidenced by a board vote included in the minutes of the meetings of Buyer’s Board of Directors.
8.8 Assignment of Securities. Buyer will assign the Securities to Prolink Holdings Corp. Establecimiento Permantene en España following the Closing.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE SHAREHOLDERS
The obligations of the Shareholders under this Agreement are subject to the completion, satisfaction, or at their option, waiver, on or before the Closing Date, of the following conditions:
8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date
8.2 Covenants. Buyer shall have duly complied with or performed each of the covenants of this Agreement to be complied with or performed by Buyer on or before the Closing Date.
8.3 No Adverse Proceeding. No Action before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transaction.
8.4 No Adverse Change or Material Adverse Effect. No Material Adverse Effect in the results of operations, financial condition or business of Buyer shall have occurred since its June 30, 2007 financial statements. Buyer shall have not suffered any loss or damage to any of its assets since June 30, 2007, which loss or damage would result in a Material Adverse Effect or would materially impair Buyer’s ability to operate the Businesses after the Closing Date.
8.5 Closing Deliveries. Buyer shall have timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in Section 6.2.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement are subject to the completion, satisfaction or, at its option, waiver, on or before the Closing Date, of the following conditions:
9.1 Representations and Warranties. The representations and warranties of the Companies and the Shareholders contained in this Agreement shall be accurate on and as of the Closing Date.
9.2 Covenants. The Shareholders shall have, or shall have caused the Companies (and their Subsidiaries) to have, duly complied with or performed each of the terms, covenants and conditions of this Agreement to be complied with or performed by the Companies and the Shareholders on or before the Closing Date and the Shareholders shall have delivered to Buyer a closing certificate attesting to the facts of Sections 10.1 and 10.2.
9.3 Delivery of Disclosure Schedules. The Shareholders shall have delivered to Buyer complete and final Disclosure Schedules and Buyer shall have determined, to its reasonable satisfaction, such Disclosure Schedules to be acceptable.
9.4 No Adverse Proceeding. No Action shall have been instituted or threatened to restrain or prohibit any of the transactions. No Governmental Authority shall have taken any other action or made any request of Buyer as a result of which Buyer deems it inadvisable to proceed with the transaction.
9.5 Corporate Approval. Buyer’s Board of Directors shall have approved the transactions contemplated by this Agreement.
9.6 No Adverse Change or Material Adverse Effect. No Material Adverse Effect in the results of operations, financial condition or business of either of the Companies or the Subsidiaries shall have occurred since the Financial Statement Date. Neither Elumina Spain, Elumina UK (or the UK Business), GP UK nor GP Ads shall have suffered any loss or damage to any of the assets since the Financial Statement Date, which loss or damage would result in a Material Adverse Effect or would materially impair Buyer’s ability to operate the Businesses after the Closing Date.
9.7 Transferability of Permits. Buyer shall have determined, to its reasonable satisfaction, that as a result of the transaction, all of the Permits required for the operation of the Businesses remain in full force and effect or, if they must be transferred to Buyer due to a change of control, can be so transferred without public hearing or other regulatory re-approval process.
9.8 Consents. All necessary notices to, Consents of and filings with any Governmental Authority or other third Person relating to the consummation of the transaction to be made or obtained by the Shareholders or the Companies shall have been made and obtained by the Shareholders or the Companies, and Buyer shall have determined, to its reasonable satisfaction, that Buyer has received all the Consents it deems necessary under any material contract or Permit requiring Consent to assignment.

9.9 Closing Deliveries. Shareholders shall have, or shall have caused the Companies to have, timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in Section 6.1.
9.10 Governmental Approvals. All governmental approvals reasonably deemed by Buyer to be necessary to proceed with the transactions contemplated by this Agreement shall have been granted.
9.11 Financial Statements. The Shareholders shall have delivered to Buyer the required audited financial statements of the Companies necessary to enable Buyer to file a proper Form 8-K with the SEC on the Closing Date with respect to the consummation of the transactions contemplated hereby, which, as of the date hereof means audited financial statements for the Companies for the fiscal years ended 2005 and 2006 and reviewed reports for the period ending June 30, 2007.
9.12 Elumina UK Roll-Up. The Elumina UK Roll-Up shall have been completed to the reasonable satisfaction of Buyer.
9.13 Loans. All interested party transactions by and among the Shareholders and the Companies, including any loans or other advances to or between any Company and any Subsidiary and any Shareholder, officer or director (or any affiliate of any of the foregoing) shall have been terminated or repaid in full as applicable.
9.14 UK Business Lease. The lease for the premises located at 65a Tiddington Road, Stratford-upon-Avon, CV37 7AF, shall have been transferred from New Media 2000 to one of the Companies, to the reasonable satisfaction of Buyer.
9.15 Domain Names. The three (3) domain names relating to the Companies currently registered in the name of Kevin Clarke shall have been transferred to one of the Companies, to the reasonable satisfaction of Buyer.
9.16 Accounts Receivable. All Accounts Receivable of the Companies and due to Buyer or any of its subsidiaries or affiliates that are due within 90 days of the shipment date shall have been brought current.
9.17 General. All actions taken by Shareholders or the Companies in connection with the consummation of the transactions and all certificates, opinions and other documents required to effect the transactions, including, without limitation, any resignations of the officers and directors of the Companies and any amendments to the by-laws or charter documents of the Companies reasonably necessary to implement the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to Buyer.

ARTICLE 10
INDEMNIFICATION
10.1 Survival. All representations and warranties of the Parties shall survive the execution and delivery hereof and the Closing for five years. All covenants and agreements respectively made by the Shareholders and Buyer in this Agreement to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (a) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (b) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.
10.2 Obligation of the Shareholders to Indemnify. Each Shareholder shall jointly and severally indemnify, defend and hold Buyer and each of its directors, officers, employees, affiliates and assigns harmless (each, a “Buyer Indemnitee”) from and against any Losses sustained or incurred by such Buyer Indemnitee relating to, caused by or resulting from:
10.2.1 any breach of a representation or warranty of the Companies or the Shareholders contained Article 3 or Article 4 of this Agreement, or in any other certificate or schedule, delivered pursuant to this Agreement;
10.2.2 any misrepresentation, breach of, or failure to satisfy, any covenant or obligation of the Shareholders in this Agreement;
10.2.3 any pending litigation relating to the period prior to the Closing, whether or not disclosed on the Disclosure Schedules, or elsewhere;
10.2.4 the employment (including the initial hiring and all terms, conditions, and events relating to the ongoing employment) or termination of employment (including constructive termination) by the Companies of any individual (including without limitation any current or former employee of the Companies) attributable to any action or inaction occurring before the Closing;
10.2.5 any claim by any current or former employee of the Companies for any type of benefits under any Law, including, without limitation, workers’ compensation, unemployment, temporary or permanent disability, and social security, that is based on employment by the Companies before the Closing;
10.2.6 any Liability of the Companies for Pre-Closing Taxes;
10.2.7 any Liability related to, caused by or resulting from the termination of, or severance obligations to, any employee or former employee of the Companies prior to the Closing Date, whether such liability arises before, on or after the Closing Date;
10.2.8 any Liability of the Companies arising from a claim by a Shareholder in connection with, in respect of or as a result of a Shareholder’s purchase, sale or ownership of any shares of capital stock of the Companies ever owned by such Shareholder or to which such Shareholder was entitled, including, without limitation, any claims for any Tax liability, whether such liability arises on or after the Closing Date;

10.2.9 any Liability of the Companies arising from a claim by a customer, former customer or Governmental Authority in connection with, in respect of or arising from any act or omission by the Companies occurring prior to the Closing Date, including with respect to the preparation, payment and filing of Taxes and any Liabilities for penalties and interest, whether such liability arises on or after the Closing Date;
10.2.10 any Liability related to Ian Bailey; and
10.2.11 any Liability related to (a) Elumina France with respect to its claim of ownership in the Companies or (b) involving Kevin Clarke’s undertaking with the Secretary of State in 2002.
10.3 Obligation of Buyer to Indemnify. Buyer shall indemnify, defend and hold harmless the Shareholders and their affiliates and assigns (each, a “Shareholder Indemnitee”) from and against any Losses sustained or incurred by such Shareholder Indemnitee relating to, caused by or resulting from:
10.3.1 any breach of a representation or warranty of the Buyer contained Article 5 of this Agreement, or in any other certificate or schedule, delivered pursuant to this Agreement
10.3.2 any misrepresentation, breach of, or failure to satisfy, any covenant or obligation of Buyer in this Agreement; and
10.3.3 any liability of Buyer for Taxes attributable to any action or business occurring after the Closing and for the pre-closing Taxes.
10.4 Notice of Third Party Claims to Indemnifying Party. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any Action or proceeding from a Person not a party to this Agreement with respect to which another party (or parties) to this Agreement is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 11.2 or Section 11.3, the Indemnitee shall give the Indemnifying Party notice thereof; provided, however, the failure to give prompt notice shall relieve the Indemnifying Party from its indemnification Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. In such case the Indemnitee may participate, at its own expense, in such defense. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party’s expense, pay, compromise or defend such asserted liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.
10.5 Notice of Claims. In the case of a claim for indemnification hereunder that is not a third party claim covered by Section 11.4 hereof, upon determination by Indemnitee that it is entitled to indemnification or that circumstances exist that may entitle such Indemnitee to indemnification hereunder, the Indemnitee shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (the “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnitee in writing (the “Dispute Notice”) that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnitee within the required thirty (30) days, the Indemnifying Party shall be obligated to pay the Indemnitee the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party. In the event that a Dispute Notice is timely given to an Indemnitee, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available remedies to resolve such dispute.
10.6 Settlement. So long as the Indemnifying Party is conducting the defense of the claim in accordance with Section 11.4, (a) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior consent of the Indemnifying Party (not to be unreasonably withheld) and (b) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior consent of the Indemnitee (not to be unreasonably withheld). In the event the Indemnifying Party fails to conduct the defense of the claim in accordance with Section 11.4, however, (i) the Indemnitee, on Notice delivered to the Indemnifying Party setting forth in reasonable detail, the basis for its claim that the Indemnifying Party failed to conduct the defense as aforesaid, and if the Indemnifying Party shall fail to cure such condition within ten (10) business days following receipt of such Notice, may consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner it reasonably may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), subject to the right of the Indemnifying Party to contest the determination that it failed to conduct the defense of the claim as aforesaid, in a diligent and good faith manner, and (ii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided in this Article 11.
10.7 Collateral Sources. Notwithstanding the right to provide notice to the other Party for a claim of indemnification under this Article 11, the Indemnified Parties agree that they will, if commercially reasonable under the circumstances, seek recovery for all Losses from any third party or any other source of reimbursement (including any insurance policy) prior to attempting to collect from the Indemnifying Party.

10.8 Escrow Fund. The obligations of the Shareholders under Section 11.2 shall be satisfied from the Holdback Shares held in escrow pursuant to the Escrow Agreement and shall act as a limit on the liability of the Shareholders, except for (a) the adjustment provision of Section 2.4, (b) the representations and warranties in Sections 3.1, 3.2, 3.27, 4.1, 4.2 or 4.4, (c) any liability with respect to any dispute or claim involving Ian Bailey, (d) any liability with respect to any dispute or claim involving Elumina France with respect to its claim of ownership in the Companies, (e) any liability with respect to any dispute or claim involving Kevin Clarke’s undertaking with the Secretary of State in 2002 or (f) fraud. The Holdback Shares shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, and the Holdback Shares shall be (i) for the benefit of the Shareholders and (ii) security for the Shareholders’ obligations to Buyer pursuant to this Agreement.
10.9 Tax Treatment. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as between the parties, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or taxing authority interpretations thereof.
ARTICLE 11
TERMINATION OF AGREEMENT
11.1 Termination by Buyer. Buyer, by notice in the manner provided in Section 15.6 on or before the Closing Date, may terminate this Agreement if any of the conditions set forth in Article 10 shall not have been satisfied or in the event of a breach by the Companies or the Shareholders of any representation or warranty of the Companies or the Shareholders contained in this Agreement or in the observance or in the due and timely performance of any of the agreements or conditions contained in this Agreement on their part to be performed.
11.2 Termination by Shareholders. The Shareholders, by notice in the manner provided in Section 15.6 on or before the Closing Date, may terminate this Agreement in the event of a breach by Buyer of any representation or warranty of Buyer contained in this Agreement or in the observance or in the due and timely performance of any of the agreements or conditions contained in this Agreement on its part to be performed.
11.3 Termination for Failure to Close. Subject to the terms and conditions contained in this Agreement, either Buyer or the Companies or the Shareholders, by notice in the manner provided in Section 15.6, may terminate this Agreement if the Closing has not occurred on or before November 30, 2007; provided, however, that no party in default under this Agreement or who is not able to fulfill any condition to closing of the other party shall have the right to terminate pursuant to this Section 12.3.
11.4 Termination by Mutual Consent. This Agreement may be terminated before the Closing Date by the mutual consent of the parties hereto.

11.5 Effect of Termination. Termination of this Agreement pursuant to this Article 12 shall not in any way terminate, limit or restrict the rights and remedies of any party against any other party that has breached this Agreement before termination.
ARTICLE 12
NONDISCLOSURE OF CONFIDENTIAL INFORMATION
12.1 Nondisclosure by Shareholders. The Shareholders acknowledge that they have had and may in the future have access to Confidential Information, that will as of the Closing be valuable, special and unique assets of Buyer. The Shareholders agree, at all times from and after the Closing, to, and shall cause the Companies, their Affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any Person or to use) any Confidential Information; (b) if a Shareholder, the Companies or any such Affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Confidential Information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (c) promptly furnish (prior to, at, or as soon as practicable after the Closing) to Buyer any and all copies (in whatever form or medium) of all such Confidential Information then in the possession of any Shareholder, the Companies or any such Affiliate, officer, director, employee or agent and destroy any additional copies then in their possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. This Section 13.1, however, shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Shareholders, the Companies, or any of their Affiliates, officers, directors, employees or agents. Each Shareholder and the Companies acknowledge and agree that Buyer’s remedies at Law for any breach or threatened breach of this Section 13.1 are inadequate, and that in addition to such remedies, Buyer shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.
12.2 Nondisclosure by Buyer. Buyer acknowledges that it has had and prior to the Closing Date, will have access to certain Confidential Information. Buyer agrees, at all times from and prior to the Closing Date, to, and shall cause its Affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any Person to or use) any Confidential Information; and (b) if Buyer or any such Affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Confidential Information, provide the Shareholders and Companies with prompt written notice of such requirement so that the Shareholders or Companies may seek a protective order or other remedy. This Section 13.2, however, shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Buyer or any of its Affiliates, officers, directors, employees or agents. Buyer acknowledges and agrees that the remedies at Law for any breach or threatened breach of this Section 13.2 are inadequate, and that in addition to such remedies, each Shareholder and the Companies shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.

ARTICLE 13
DISPUTE RESOLUTION
13.1 General. The parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be filed exclusively with the ICC Court of Arbitration (the “ICC”) located in New York, New York and shall be subject to the ICC Arbitration Rules. The parties consent and agree to the jurisdiction of the ICC. Neither party will argue or contend that it is not subject to the jurisdiction of the ICC or that venue in New York, is improper. The parties agree to waive any right to a trial by jury in any such dispute and that the matter will be tried solely to the court. The parties understand that they are giving up valuable legal rights under this provision, including the right to trial by jury, and that they voluntarily and knowingly waive those rights.
13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
13.3 Attorneys’ Fees. Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation-related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
ARTICLE 14
GENERAL PROVISIONS
14.1 Assignment. This Agreement may not be assigned (except by operation of Law) or otherwise transferred without the express written consent of the Shareholders and Buyer (which may be granted or withheld in the sole and absolute discretion of the Shareholders and Buyer); provided, however, that Buyer may assign this Agreement to an Affiliate of Buyer or any successor of Buyer to the Businesses without the consent of the Shareholders.
14.2 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of the Companies, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period.

14.3 Amendment. This Agreement may not be amended except by a written instrument executed by Buyer and the Shareholders.
14.4 Entire Agreement. This Agreement (together with the other agreements contemplated by this Agreement) is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.
14.5 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
14.6 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by overnight courier, or by delivering the same in person to such party, addressed as follows:
If to the Shareholders, addressed to them at:
Kevin Clarke

Mark Smart

If to Buyer, addressed to it at:
ProLink Holdings Corp.
410 S. Benson Lane
Chandler, Arizona 85224
Attn: Dave M. Gomez, Esq.
with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue, 16th Floor
New York, NY 10017
Attn: Ivan K. Blumenthal, Esq.
Notice shall be deemed given and effective the day personally delivered or the day sent by overnight courier, subject to signature verification. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

14.7 Waiver. At any time before the Closing, Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Companies or the Shareholders, (b) waive any inaccuracies in the representations and warranties of the Companies or the Shareholders contained in this Agreement or in any document delivered by the Companies or the Shareholders pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the Companies or the Shareholders contained in this Agreement. At any time before the Closing, the Shareholders may (a) extend the time of performance of any of the obligations or other acts of Buyer, (b) waive any inaccuracies in the representations and warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto, or (c) waive compliance with any of the agreements or conditions of Buyer contained in this Agreement. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.
14.8 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
14.9 Construction. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise. The word “include” or “including” means include or including, without limitation. The representations, warranties and covenants in this Agreement shall have independent significance. Accordingly, if any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.
14.10 Expenses of Transaction. Whether or not the transactions contemplated hereby are consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and its representatives incurred in connection with this Agreement; (b) the Shareholders will pay the fees, expenses and disbursements of each Shareholder, the Companies and their respective representatives incurred in connection with this Agreement; and (c) Buyer and Shareholders will each bear one-half of the fees of the Notary required for the Closing of the transactions contemplated hereby.

IN WITNESS WHEREOF, the Companies, the Shareholders and Buyer have caused this Agreement to be executed as of the date first written above.

BUYER:

PROLINK HOLDINGS CORP.

By:	/s/ Lawrence D. Bain

Name:	Lawrence D. Bain

Its:	Chief Financial Officer

COMPANIES:

ELUMINA IBERICA, S.A.

By:	/s/ M.F. Smart

Name:	M.F. Smart

Its:	Managing Director

ELUMINA IBERICA UK LIMITED

By:	/s/ Sheila Deakin

Name:	Sheila Deakin

Its:	Company Secretary

GP ADS, S.A.

By:	/s/ Francesco Carbone

Name:	Francesco Carbone

Its:	Managing Director

GP ADS LTD

By:	/s/ Sheila Deakin

Name:	Sheila Deakin

Its:	Company Secretary

SHAREHOLDERS:

By:	/s/ Kevin Clarke

Kevin Clarke

By:	/s/ M.F. Smart

Mark Smart

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Distribution of Purchase Price

Schedule 3.1	Due Organization
Schedule 3.2.1	Capitalization of Elumina Spain
Schedule 3.2.2	Capitalization of Elumina UK
Schedule 3.2.3	Capitalization of GP Ads
Schedule 3.2.4	Capitalization of GP UK
Schedule 3.2.5	Subsidiaries
Schedule 3.4	Organizational Documents
Schedule 3.5.1	Financial Statements
Schedule 3.5.2	Accounting Principles
Schedule 3.8.2	Permits
Schedule 3.8.4	Privacy Policies
Schedule 3.10	Litigation
Schedule 3.11.1	Employees
Schedule 3.11.3	Employment Agreements
Schedule 3.12.1	Agreements
Schedule 3.12.2	Consents
Schedule 3.13	Real Estate
Schedule 3.16	Tangible Property
Schedule 3.17.1	Intellectual Property
Schedule 3.17.5	Internet Protocol Addresses
Schedule 3.17.6	Compiler Software
Schedule 3.18.1	Customer and Supplier List
Schedule 3.18.2	Indications from Customers or Suppliers
Schedule 3.19	Title
Schedule 3.21	Liabilities
Schedule 3.22	Employee Benefit Plans
Schedule 3.23	Insurance
Schedule 3.24	Officers and Directors
Schedule 3.25	Operations
Schedule 3.26	Banks, Brokers and Proxies
Schedule 3.27.	Tax matters

EXHIBIT A
“Accounts Receivable” means all contracts, accounts receivables, notes and other amounts receivable from customers arising from the operation of the Businesses before the Closing Date, whether or not in the ordinary course and whether or not billed before the Closing Date, together with any unpaid financing charges accrued thereon.
“Act” has the meaning specified in Section 4.3.1.
“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.
“Adjustment Date” has the meaning specified in Section 2.4.1.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” means this Acquisition Agreement among Buyer, the Companies and the Shareholders (including the Exhibits and the Disclosure Schedules).
“Bankruptcy Code” means Title 11 of the United States Code.
“Basket” has the meaning specified in Section 2.3.1.
“Board” has the meaning specified in Section 8.3.
“Businesses” has the meaning specified in Recital A.
“Buyer” has the meaning specified in the introductory paragraph of the Agreement.
“Buyer Indemnitee” has the meaning specified in Section 11.2.
“Change in Control” has the meaning specified in Section 2.4.3.
“Closing” has the meaning specified in Section 2.6.
“Closing Date” has the meaning specified in Section 2.6.
“Companies” has the meaning specified in the introductory paragraph of the Agreement.
“Confidential Information” means confidential information of Buyer, the Companies or the Shareholders, as applicable, including customer and supplier lists, operation policies and methods, pricing and cost policies, marketing plans, and other confidential information.
“Consents” means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to Buyer of the Companies and the Subsidiaries or the consummation of the transaction (including the continuation of any material contracts) where the approval of any other Person may be required.

“Convertible Securities” has the meaning specified in Section 3.2.1.
“Disclosure Schedules” means the disclosure schedules that shall be prepared by the Shareholders and delivered to Buyer and attached to the Agreement.
“Dispute Notice” has the meaning specified in Section 11.5.
“Earn-Out Shares” has the meaning specified in Section 2.2.3.
“Elumina Spain” has the meaning specified in the introductory paragraph of the Agreement.
“Elumina Spain Common Stock” has the meaning specified in Section 3.2.1.
“Elumina UK” has the meaning specified in the introductory paragraph of the Agreement.
“Elumina UK Common Stock” has the meaning specified in Section 3.2.2.
“Elumina UK Rollup” has the meaning specified in Section 6.1.7.
“Employee” and “Employees” have the meanings specified in Section 3.11.1.
“Employee Benefit Plans” has the meaning specified in Section 3.22.1.
“Employment Agreement” has the meaning specified in Section 3.11.3.
“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien (including environmental and Tax liens), charge, judgment, encumbrance, adverse claim, claim arising under Section 506(c) of the Bankruptcy Code, preferential arrangement, fraudulent transfer or other avoidance claim or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and any lien, interest, restriction or limitation arising from or relating to personal or other property tax, sales and transaction privilege, claim of successor liability for any alleged unpaid sales or other Tax, and any other lien or assessment of any Governmental Authority, whether or not allowable, recorded or contingent.
“Environmental Laws” has the meaning specified in Section 3.8.5.
“Escrow Agent” has the meaning specified in Section 6.1.6.
“Escrow Agreement” has the meaning specified in Section 6.1.6.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” has the meaning specified in Section 2.3.1.

“Financial Statements” has the meaning specified in Section 3.5.1.
“Financial Statement Date” has the meanings specified in Section 3.6.
“GAAP” has the meaning specified in Section 2.4.1.
“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“GP Ads” has the meaning specified in the introductory paragraph of the Agreement.
“GP Ads Common Stock” has the meaning specified in Section 3.2.3.
“GP UK” has the meaning specified in the introductory paragraph of the Agreement.
“GP UK Common Stock” has the meaning specified in Section 3.2.4.
“Hazardous Materials” has the meaning specified in Section 3.8.5.
“Holdback Shares” has the meaning specified in Section 2.2.4.
“Holdback Period” has the meaning specified in Section 2.3.1.
“include” or “including” has the meaning specified in Section 15.9.
“Indebtedness” has the meaning specified in Section 3.20.
“Indemnification Notice” has the meaning specified in Section 11.5.
“Indemnitee” means a party seeking indemnification pursuant to Article 11.
“Indemnifying Party” means a party from whom indemnification is sought pursuant to Article 11.
“Intellectual Property” means all the right, title and interest of the Companies, the Subsidiaries and the Shareholders in, to and under all websites, trademarks, trade names, service marks, copyrights, patents, inventions, designs, industrial designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto).
“Interim Financial Statements” has the meaning specified in Section 3.5.1.
“Interim Period” has the meaning specified in Section 2.4.1.
“Law” has the meaning specified in Section 3.8.1.

“Leases” has the meaning specified in Section 3.13.
“Liabilities” means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Losses” means Liabilities, claims, damages, Actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent.
“Material Adverse Effect” means any circumstance, change in, or effect on, the Businesses that, individually or in the aggregate with any other circumstances, changes in, or effects thereon: (i) is or could reasonably be expected to be materially adverse to the Businesses, financial condition, assets or Liabilities (including contingent Liabilities), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of either of the Companies; or (ii) could reasonably be expected to materially adversely affect the ability of Buyer to operate the Businesses in the manner in which they are currently operated.
“Net Profits Escrow Agreement” has the meaning specified in Section 6.1.6.
“Net Profits Shares” has the meaning specified in Section 2.2.2.
“Notary” has the meaning specified in Section 2.6.
“Permits” means all permits, licenses, franchises, Consents and approvals of every kind necessary to operate the Businesses.
“Permitted Liens” has the meaning specified in Section 3.19.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.
“Pre-Closing Taxes means any Tax attributable to any taxable period, or portion thereof, ending on or before the Closing Date. In the case of a taxable period beginning before and ending after the Closing Date, Pre-Closing Taxes shall include: (i) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of all other Taxes (including but not limited to real, personal, or intangible property taxes, franchise taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.
“Purchase Price” has the meaning specified in Section 2.2.

“Real Property” means any property leased or owned by the Companies or the Subsidiaries.
“SEC” has the meaning specified in Article 5.
“Securities” has the meaning specified in Recital B.
“Securities Filings” has the meaning specified in Article 5.
“Selling Shareholders” has the meaning specified in Section 8.6.
“Shareholder Holdback Shares” has the meaning specified in Section 2.3.2.
“Shareholder Indemnitee” has the meaning specified in Section 11.3.
“Shareholders” has the meaning specified in the introductory paragraph of the Agreement.
“Shares” has the meaning specified in Section 2.2.4.
“Subsidiary” or “Subsidiaries” has the meaning specified in Section 3.2.5.
“Tax” means: (i) any ad valorem, alternative or add-on minimum, capital stock, communications, custom, disability, duty, employment, environmental, escheat, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, levies, tariffs, imposts, or other assessments of any kind whatsoever imposed by a Governmental Authority; (ii) any interest, penalties, additions to tax, or additional amount imposed by any Governmental Authority with respect thereto, whether disputed or not; and (iii) any amount described in clauses (i) or (ii) for which a Person is liable as a transferee or successor, or by contract, indemnity, or otherwise.
“Tax Closing Agreement” means a written and legally binding agreement with a taxing authority relating to Taxes.
“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes.
“Tax Ruling” means written rulings of a taxing authority relating to Taxes.
“to the best of the Companies’ or the Shareholders’ Knowledge” has the meaning specified in Article 3.
“to Buyer’s Knowledge” has the meaning specified in Article 5.
“U.S. Person” has the meaning specified in Section 4.3.1.

EXHIBIT B

DISTRIBUTION OF PURCHASE PRICE
Each of Kevin Clarke and Mark Smart shall be allocated fifty percent (50%) of the Shares of Buyer payable pursuant to this Agreement.

B-1